                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )
                                              --

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Read-Rite Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
          (1)  Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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          (4)  Proposed maximum aggregate value of transaction:
                                                               -----------------

          (5)  Total fee paid:
                              --------------------------------------------------


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount Previously Paid:
                                      ------------------------------------------

          (2)  Form, Schedule or Registration Statement No.:
                                                            --------------------

          (3)  Filing Party:
                            ----------------------------------------------------

          (4)  Date Filed:
                          ------------------------------------------------------

                                      LOGO

                             READ-RITE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 25, 1997

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Read-Rite Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, February 25, 1997, at 10:00 a.m., local time, at the Company's facility at 44100 Osgood Road, Fremont, California, for the following purposes:

          1. To elect six directors to serve for the ensuing year or until their successors are duly elected and qualified.

          2. To amend the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares.

          3. To ratify the appointment of Ernst & Young LLP, as independent auditors for the Company for the 1997 fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on December 30, 1996 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          THE BOARD OF DIRECTORS
Milpitas, California
January 15, 1997

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                             READ-RITE CORPORATION
                             345 LOS COCHES STREET
                           MILPITAS, CALIFORNIA 95035

                            PROXY STATEMENT FOR 1997
                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of Read-Rite Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, February 25, 1997, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's facility at 44100 Osgood Road, Fremont, California.

     The proxy solicitation materials were mailed on or about January 15, 1997 to all stockholders of record on December 30, 1996 (the "Record Date").

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has not voted. Thus, a broker non-vote will not effect the outcome of the voting on a particular proposal.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company has retained ChaseMellon Shareholder Services to act as proxy solicitor for the Annual Meeting at a cost of approximately $7,500 plus expenses. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on December 30, 1996 are entitled to notice of the meeting and to vote at the meeting. At the record date, 47,029,092 shares of the Company's Common Stock were issued and outstanding. As of December 30, 1996, the following entity was known by the Company to be the beneficial owner of more than 5% of the Company's Common
Stock:

                                                                  NUMBER OF     PERCENT OF
                                NAME                               SHARES          TOTAL
    ------------------------------------------------------------  ---------     -----------
    J. P. Morgan & Co. Incorporated(1)..........................  3,786,730        8.1%
      60 Wall Street
      New York, NY 10260

---------------
(1) Based on information received from J. P. Morgan & Co. Incorporated as of December 17, 1996.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals by stockholders of the Company which such stockholders intend to present at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than September 17, 1997 so that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of six directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of the office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The six candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

     The Board of Directors recommends that the stockholders vote "FOR" the nominees listed below:

          NAME            AGE                        PRINCIPAL OCCUPATION
------------------------  ----    ----------------------------------------------------------
Cyril J. Yansouni.......   54     Chairman of the Board of Directors and Chief Executive
                                  Officer of the Company
Fred Schwettmann........   56     Director, President and Chief Operating Officer of the
                                  Company
John G. Linvill.........   77     Professor Emeritus, Stanford University
William J. Almon........   64     Chairman and Chief Executive Officer of StorMedia, Inc.
Michael L. Hackworth....   55     President and Chief Executive Officer of Cirrus Logic,
                                  Inc.
Matthew J. O'Rourke.....   58     Retired Partner, Price Waterhouse LLP

     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

     Mr. Yansouni has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since March 1991. Prior to joining the Company, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, from December 1988 to February 1991, where he served in various senior management capacities, most recently as an Executive Vice President. From October 1986 to December 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems which was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni was at Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his M.S. degree in electrical engineering from Stanford University and his B.S. degree in electrical engineering and mechanical engineering from the University of Louvain, Belgium. Mr. Yansouni is also a director of Informix Software, Inc. and PeopleSoft, Inc., both software companies, of Raychem Corporation, a material sciences manufacturing company, and of ActivCard, a manufacturer of network access security systems.

     Dr. Schwettmann joined the Company in May 1993 as President, Chief Operating Officer and director. Dr. Schwettmann joined the Company after 17 years at Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Circuit Technology Group. Dr. Schwettmann received his B.Ch.E. degree from City College of New York, his M.Ch.E. degree from New York University and his Ph.D.Ch.E. degree from the City University of New York. Dr. Schwettmann is a member of the Board of Directors of Actel Corporation, a supplier of field programmable gate arrays. Dr. Schwettmann is also a director of SDL, Inc., a supplier of customized semiconductor-based optoelectronic and laser products.

     Dr. Linvill has been a director of the Company since August 1991. Dr. Linvill has been a faculty member at Stanford University since 1955. Since 1989, he has been Professor Emeritus, and from 1980 to 1990, he was Director of the Center for Integrated Systems in Stanford's Electrical Engineering Department. Dr. Linvill received his A.B. degree in mathematics and physics from William Jewel College and his S.B., S.M. and Sc.D. degrees in electrical engineering from the Massachusetts Institute of Technology.

     Mr. Almon has been a director of the Company since December 1994. Since May 1994, Mr. Almon has been Chairman and Chief Executive Officer of StorMedia, Inc., a manufacturer of thin film magnetic disks for rigid disk drives. He was also President of StorMedia from May 1994 to May 1995. Since 1993, Mr. Almon has also been a principal of the Balmon Group, an investment firm focused principally on new data storage technology companies involving CD-ROMS, disk arrays and magnetic media. From 1989 to 1992, Mr. Almon served as the President and Chief Operating Officer of Conner Peripherals, Inc., a disk drive manufacturer and a customer of the Company. Mr. Almon received his B.S. degree from the United States Military Academy at West Point, and pursued graduate studies at the Georgetown University School of Economics. Mr. Almon is also a director of Sigma Designs, Inc., a multimedia company.

     Mr. Hackworth has been a director of the Company since November 1995. Mr. Hackworth has served as President, Chief Executive Officer and a director of Cirrus Logic, Inc. since he founded the Company in January 1985. Previously, Mr. Hackworth was employed by Signetics Corporation, most recently as Senior Vice President of MOS and Linear Products.

     Mr. O'Rourke has been a director of the Company since July 1996. He joined Price Waterhouse in 1960, was admitted to partnership in 1972 and worked in various Price Waterhouse offices throughout the United States until his retirement in June 1996. He was a managing partner at Price Waterhouse's New York office from 1994 through June 1996, prior to which he served as the managing partner for Northern California. Mr. O'Rourke holds a B.S. degree in Economics from Villanova University (Pennsylvania), and is a Certified Public Accountant in a number of states, including California.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 30, 1996 by each director (including the Company's Chief Executive Officer), by the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 for fiscal 1996 (such officers, together with the Chief Executive Officer, are collectively referred to as the "Named Executive Officers"), and by all current directors and executive officers as a group:

                                                                     NUMBER OF     PERCENT OF
                                 NAME                                 SHARES         TOTAL
    ---------------------------------------------------------------  ---------     ----------
    Cyril J. Yansouni(l)...........................................    920,217         1.9%
    Fred Schwettmann(2)............................................    133,297           *
    John G. Linvill(3).............................................     22,500           *
    William J. Almon(4)............................................      5,500           *
    Michael L. Hackworth(5)........................................      1,500           *
    Matthew J. O'Rourke............................................      1,200           *
    Peter G. Bischoff(6)...........................................    150,520           *
    Michael A. Klyszeiko(7)........................................     90,001           *
    Alan S. Lowe(8)................................................     85,780           *
    All executive officers and directors as a group (13
      persons)(9)..................................................  1,538,151         3.2%

---------------
 *  Less than 1%

(1) Includes 685,308 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

(2) Includes 129,252 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

(3) Includes 19,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

(4) Includes 4,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

(5) Includes 1,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

(6) Includes 146,721 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

(7) Includes 79,589 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

(8) Includes 64,026 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

(9) Includes 1,252,661 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held 8 meetings during fiscal 1996.

     The Audit Committee held 4 meetings during fiscal 1996. From October 1995 through November 1995, the Audit Committee consisted of Messrs. Linvill, Almon and H. Vaughan Blaxter III, a director of the Company from February 1991 through February 1996. Mr. Hackworth joined the Audit Committee in November 1995. Mr. Blaxter left the Audit Committee upon leaving the Board of Directors at the end of his term in February 1996. Mr. O'Rourke joined the Audit Committee in July 1996. The Audit Committee reviews the financial statements and the internal financial reporting systems and controls of the Company with the Company's management and independent auditors, recommends resolutions for any dispute between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with its auditors.

     The Compensation Committee held 2 meetings during fiscal 1996. From October 1995 through November 1995, the Compensation Committee consisted of Messrs. Linvill, Almon and Blaxter. Mr. Hackworth joined the Compensation Committee in November 1995. Mr. Blaxter left the Compensation Committee upon leaving the Board of Directors at the end of his term in February 1996. Mr. O'Rourke joined the Compensation Committee in July 1996. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plans and Employee Stock Purchase Plan (the "Purchase Plan").

     The Board of Directors currently has no nominating committee or committee performing a similar function.

     Messrs. Almon, Yansouni and Schwettmann participated in all meetings of the Board of Directors held during fiscal 1996. Mr. Almon further participated in all meetings of the Audit Committee and the Compensation Committee held during fiscal 1996. Dr. Linvill participated in all meetings of the Board of Directors except one, all meetings of the Audit Committee and all meetings of the Compensation Committee. Mr. Blaxter participated in all meetings of the Board of Directors, the Audit Committee and the Compensation Committee held prior to the expiration of his term in February 1996. Messrs. Hackworth and O'Rourke participated in all meetings of the Board of Directors, the Audit Committee and the Compensation Committee held subsequent to their appointments in November 1996 and July 1996, respectively.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At the end of fiscal 1996, the Compensation Committee consisted of Messrs. Linvill, Almon, Hackworth and O'Rourke. Each member of the Compensation Committee is a nonemployee director. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMPENSATION OF DIRECTORS

     Each nonemployee director of the Company receives a fee of $2,000 per quarter, plus $1,000 for each board meeting attended and $500 for each board committee meeting attended. Nonemployee directors also participate in the Company's 1991 Director Option Plan (the "Director Plan"). Under the Director Plan, each new nonemployee director is automatically granted a nonstatutory option to purchase 6,000 shares of Common Stock on the date upon which he or she first becomes a director. Thereafter, on July 1 of each year, each nonemployee director automatically receives a nonstatutory option to purchase 6,000 shares of the Company's Common Stock. Options granted under the Director Plan generally have a term of ten years unless terminated sooner after termination of the optionee's status as a director or otherwise pursuant to the Director Plan. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Options granted under the Director Plan prior to December 1995 generally vest over three years (25% after one year, 25% after two years, and 50% after three years); effective December 1995, the Board of Directors extended vesting of future grants under the Director Plan to four years (25% on each of the first four anniversaries of the grant date). Effective July 1, 1996, Messrs. Almon, Hackworth and Linvill were each granted options to purchase 6,000 shares of Common Stock under the Director Plan at an exercise price of $14.38 per share. Effective July 16, 1996, the date of Mr. O'Rourke's appointment to the Board of Directors, Mr. O'Rourke was granted an option to purchase 6,000 shares of Common Stock under the Director Plan at an exercise price of $12.00 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid to the Named Executive Officers for the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION(1)                      LONG-TERM
                           -----------------------------------------------------     COMPENSATION
                                                    QUARTERLY                        ------------
                                                     VARIABLE                        STOCK OPTION
                                                   COMPENSATION                         GRANTS
   NAME AND PRINCIPAL      FISCAL                   AND ANNUAL      OTHER ANNUAL        (# OF
        POSITION            YEAR       SALARY        BONUS(2)       COMPENSATION       SHARES)
-------------------------  ------     --------     ------------     ------------     ------------
Cyril J. Yansouni........   1996      $570,000       $ 99,750(3)            --               --
  Chairman and Chief        1995       500,000        520,000               --          122,672
  Executive Officer         1994       450,000        129,189               --          139,959

Fred Schwettmann.........   1996       410,000         61,500(3)            --               --
  President and Chief       1995       360,000        331,200               --           98,888
  Operating Officer         1994       325,000        177,474(4)            --           93,959

Peter G. Bischoff........   1996       245,000         25,800(3)      $200,155(5)            --
  Executive Vice            1995       245,000        143,080          231,364(5)        50,604
  President                 1994       220,000         28,873          244,216(5)        69,591

Michael A. Klyszeiko.....   1996       255,000         25,500(3)            --           10,000
  Executive Vice            1995       240,000        140,160               --           45,480
  President, Operations     1994       205,000         26,904               --           59,591

Alan S. Lowe(6)..........   1996       242,000         24,200(3)            --               --
  Senior Vice President,
  Customer Business Units

---------------
(1) Excludes certain perquisites and other amounts, such as car allowance, which for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer. The Company has no restricted stock award programs, stock appreciation rights or long-term investment plans.

(2) Includes quarterly variable compensation and annual bonus awards earned for performance in the fiscal year noted even though portions of such amounts may be payable in subsequent years. Excludes quarterly variable compensation and annual bonus awards paid in the fiscal year noted but earned in prior years. Also excludes modified vesting of certain stock options granted to such officers under the Company's annual bonus program. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" below. Under this program, in October 1993, Messrs. Yansouni, Schwettmann, Bischoff, Klyszeiko and Lowe were granted options to purchase 49,959; 33,959; 19,591; 19,591; and 16,326 shares of Common Stock, respectively, at the then current fair market value of $9.875 per share. These options were scheduled to vest in six years, subject to earlier vesting based on Company and individual performance criteria. Under the Company's fiscal 1995 annual bonus program, vesting for 28,041; 19,002; 10,669; 10,451; and 9,103 of such shares, respectively, was modified such that 50% of such options vested as of October 1, 1995, 25% of such options vested on October 1, 1996, and 25% of such options will vest on October 1, 1997, provided the employee remains an employee in good standing through such date. The remaining shares from the October 1993 grants will vest in October 1999, again, provided the employee remains an employee in good standing through such date. See "Board Compensation Committee Report on Executive Compensation -- Annual Bonus Program."

(3) As further discussed below in "Board Compensation Committee Report on Executive Compensation -- Quarterly Variable Compensation," executives of the Company were paid quarterly variable compensation for the first quarter of fiscal 1996 only. No other quarterly variable compensation or annual bonuses were earned in fiscal 1996.

(4) Dr. Schwettmann joined the Company as President and Chief Operating Officer in May 1993. Dr. Schwettmann's bonus amounts in fiscal 1994 reflect quarterly and annual bonus payments guaranteed as part of Dr. Schwettmann's hiring package. See "Employment Arrangements" below.

(5) Mr. Bischoff's compensation includes payments pursuant to Mr. Bischoff's retention agreement dated April 1991, whereby the Company deposited $1,000,000 into a trust account to be invested at

    Mr. Bischoff's direction. All accrued income from investment of the trust principal was also paid to Mr. Bischoff at the time of each annual payment. See "Employment Arrangements."

(6) Mr. Lowe first became an executive officer of the Company in October 1996. The above table includes compensation for Mr. Lowe for all of fiscal 1996, including the period during which he was not an executive officer.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of September 29, 1996, the last day of the Company's 1996 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUES AT ASSUMED
                                                                                         ANNUAL RATES
                                                                                        OF STOCK PRICE
                                             INDIVIDUAL GRANTS(1)                    APPRECIATION (THROUGH
                               -------------------------------------------------      EXPIRATION DATE)(2)
                                          % OF TOTAL     EXERCISE                    ---------------------
                               OPTION      OPTIONS        PRICE       EXPIRATION        5%          10%
            NAME               GRANTS      GRANTED        ($/SH)         DATE        PER YEAR     PER YEAR
-----------------------------  ------     ----------     --------     ----------     --------     --------
Michael A. Klyszeiko.........  10,000(3)      .8%         $20.13        4-16-06      $127,179     $322,652

---------------
(1) These options were granted under the Company's 1995 Stock Plan (the "1995 Plan") at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The 1995 Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the assets of the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the options under the 1995 Plan, the optionee shall have the right to exercise the option as to all shares (including shares for which the option would not otherwise be exercisable) for a period of 15 days from the date the optionee receives notice thereof from the administrator.

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices for the Company's Common Stock.

(3) Options vest over four years (25% on each of the first four anniversaries of the grant date).

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                            FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                                 UNEXERCISED             VALUE OF
                                                                   OPTIONS          UNEXERCISED OPTIONS
                                     SHARES                   AT FISCAL YEAR END   AT FISCAL YEAR END(1)
                                   ACQUIRED ON     VALUE      ------------------   ---------------------
              NAME                  EXERCISE      REALIZED    VESTED    UNVESTED     VESTED     UNVESTED
---------------------------------  -----------   ----------   -------   --------   ----------   --------
Cyril J. Yansouni................    100,000     $1,704,170   658,298    203,610   $7,443,756   $355,159
Fred Schwettmann.................         --             --   109,501    185,846      146,006    269,519
Peter G. Bischoff................         --             --   129,054     98,641       73,093    165,908
Michael A. Klyszeiko.............         --             --    61,976     96,095       98,743    149,008
Alan S. Lowe.....................     14,552        281,300    51,750     77,224       35,000    134,757

---------------

(1) Represents the difference between the exercise price of the options and the closing price of the Company's Common Stock on September 29, 1996 of $15.38 per share.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") presently consists of Messrs. Linvill, Almon, Hackworth and O'Rourke, none of whom is an employee of the Company. As part of its duties, the Committee reviews compensation levels of executive officers, evaluates management performance and administers the Company's Amended and Restated 1987 Stock Option Plan (the "1987 Plan"), 1995 Plan and Employee Stock Purchase Plan (the "Purchase Plan"). The Committee is assisted by the Company's Human Resources personnel, and by a compensation consulting firm which supplies the Committee statistical data and other executive compensation information to permit the Committee to compare the Company's compensation policies against compensation levels nationwide and against programs of other companies of similar size in the Company's industry and geographic area.

     The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short- and long-term strategic goals, to link executive compensation and stockholder interests through Company performance-based and equity-based plans, and to recognize individual contributions to Company performance.

     Compensation for the Company's executive officers consists of four principal elements: base salary, quarterly variable compensation, annual bonus and stock options. The combination and relative weighting of these elements reflects the Committee's belief that executive compensation should be closely tied to the Company's profitability.

     Base Salary. Executive officer salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on statistical data provided by the Company's compensation consultant. Executive officer base salaries are targeted towards the 50th percentile established by such data in order to place a greater emphasis on Company performance-based components of the compensation package. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities. Mr. Yansouni's base compensation was increased from $500,000 in fiscal 1995 to $570,000 for fiscal 1996. Mr. Yansouni's base salary has not been changed for fiscal 1997.

     Quarterly Variable Compensation. The Company's quarterly variable compensation program acknowledges both Company and individual performance and is intended to bring base salary plus quarterly variable compensation up to approximately the 75th percentile established by reference to the statistical data referenced above when all Company profitability and individual performance objectives are met.

     Under the quarterly program, each executive officer is eligible to receive quarterly variable compensation equal to a percentage of that officer's base salary determined by the Committee. At the beginning of the fiscal year, the Committee sets quarterly Company "profit after tax" ("PAT") goals for the year. No awards may be made under the program unless the Company is profitable. If the Company is profitable, quarterly award eligibility begins to accrue once the Company achieves 90% of the applicable quarterly PAT target, and increases on a straight-line basis to full eligibility at 100% of the applicable quarterly PAT target (e.g., at 95.5% of the applicable target, award eligibility is 55% of the executive's maximum percentage for the quarter). Once eligibility is established based on Company performance, 80% of that eligibility is paid, with the balance of 20% payable based on individual performance considerations. Quarterly awards for both the Chief Executive Officer and the President are based solely on Company performance.

     Quarterly variable compensation eligibility for fiscal 1996 ranged from 25%-40% of the respective base salaries of the participating officers except the Company's Chief Executive Officer and President, whose percentages were 70% and 60%, respectively. In all cases, the percentages represent the maximum amount payable for the year under this program to the executive if all four quarterly awards are paid in full. Mr. Yansouni's quarterly variable eligibility was not changed in fiscal 1996. Based on the PAT goals set by the Committee for fiscal 1996, quarterly awards were paid only for the first quarter of fiscal 1996.

     For fiscal 1997, variable compensation eligibility again ranges from 25%-40% of the respective base salaries of the participating officers, except for the Company's Chief Executive Officer and President, whose percentages remain at 70% and 60%, respectively.

     Annual Bonus. The Company's annual bonus program also acknowledges Company and individual performance. In contrast to the quarterly program, however, awards under the annual program can be paid only if the Company exceeds for the year the sum of the quarterly PAT targets (the "Annual PAT Target") set by the Committee. The annual program is intended to bring the executives' total compensation (base salary, quarterly variable compensation and annual bonus) above the 90th percentile established by reference to the statistical data discussed above when all Company profitability and individual performance criteria are met.

     For fiscal 1996, each executive's target base annual bonus eligibility ("ABE") under the annual program was a percentage of the sum of the executive's base salary plus maximum quarterly variable compensation ("Total Compensation"). Under the 1996 program, annual bonus eligibility would have accrued if and to the extent Company performance for the fiscal year exceeded the Annual PAT Target, however, the Company did not meet the PAT goal for fiscal 1996. This accrual calculation would have been on a straight-line basis to the extent the Company's performance exceeded the Annual PAT Target, subject to a maximum ABE equal to three times the base ABE in fiscal 1996. If eligibility was established, actual awards could be adjusted at the Committee's discretion for individual performance and other Company performance criteria.

     For fiscal years 1994, 1995 and 1996, the Committee utilized stock option grants under the 1987 Plan as the vehicle to award the first two thirds of the maximum ABE, with the remaining third payable in cash. For fiscal 1996, for example, each executive officer was granted a number of options which, when multiplied times the estimated appreciation in the value of the Company's Common Stock anticipated if the Company met the applicable performance targets, equaled two-thirds of the maximum ABE for that executive. The stock option grants for the fiscal 1996 program were made in the fourth quarter of fiscal 1995; the Company's Chief Executive Officer was granted an option to purchase 42,672 shares under the fiscal 1996 program. All options granted under this program were granted at the fair market value of the Common Stock on the date of grant and vest six years from the date of grant. Vesting of all or a portion of such options would have accelerated, however, if and to the extent the Company had met or exceeded the applicable financial targets for fiscal 1996. Options so accelerated would vest 50% at the time of acceleration, 25% one year later, and 25% two years later provided the executive remained employed by the Company through such dates. The cash portion, if awarded, would have been paid at the time of the award. Base ABE for fiscal 1996 ranged from 12% to 20% of Total Compensation for the participating officers except for the Company's Chief Executive Officer and President, whose percentage was 30%; Mr. Yansouni's ABE was not changed for fiscal 1996. Because the Company did not meet or exceed the PAT goal for fiscal 1996, vesting of these options was not accelerated, nor were any annual cash bonuses awarded. The Committee has modified the annual bonus program for fiscal 1997. Under the fiscal 1997 program, each executive's base ABE will be the same percentage of that executive's base salary used for the quarterly variable compensation program. The annual program will continue to be based upon the Company exceeding the Annual PAT Target established by the Committee. Awards under the annual program will, however, be cash only. Awards will accrue on a straight-line basis to the extent Company performance exceeds the Annual PAT Target, with the full base ABE payable if the Company exceeds the Annual PAT Target by 25%, and the maximum annual award of two times ABE payable if the Company exceeds the Annual PAT Target by 50%. Cash awards, if made, will be made in full at the time of the award. Base ABE for fiscal 1997 ranges from 25% to 40% of base salaries for the participating officers except for the Company's Chief Executive Officer and President, whose percentages are 70% and 60%, respectively.

     Stock Options. Under the Company's stock option plan, stock options may be granted to executive officers and other key employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position and upon information provided by the Company's compensation consultant. The size of any annual stock option award is based primarily on an individual's performance and the individual's responsibilities and position with the Company, as well as on the individual's present outstanding vested and unvested options. Options are designed to align the interests of executive officers with those of the Company's stockholders. All stock options granted to the Company's executive officers are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and generally vest over three years. In November 1995, the Committee determined, however, to extend vesting on future grants to four years (25% on each of the first four anniversaries of the grant date). Vesting is designed to encourage the creation of stockholder value over the long term since no benefit is realized from the stock option grant unless the price of the Common Stock rises over a number of years. Mr. Yansouni was granted no stock options in fiscal 1996.

     Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan in the form of shares of the Company's Common Stock. The amount of the contribution is $1.50 in Common Stock for each $1.00 the employee contributes to his or her 401(k) account, subject to a maximum Company match equal to the lesser of (i) $1,500 in Common Stock or (ii) 100 shares of Common Stock per employee per year.

     Mr. Yansouni receives no other material compensation or benefits not provided to all executive officers.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          COMPENSATION COMMITTEE OF THE
                                           BOARD OF DIRECTORS

                                          JOHN G. LINVILL
                                          WILLIAM J. ALMON
                                          MICHAEL L. HACKWORTH
                                          MATTHEW J. O'ROURKE

EMPLOYMENT ARRANGEMENTS

     In April 1991, the Company entered into a retention arrangement with Peter
G. Bischoff, Senior Vice President, Research and Development, pursuant to which the Company deposited $1,000,000 into an interest bearing account and agreed to pay to Mr. Bischoff $200,000 of such amount plus all accrued interest on February 15 of each of 1992 through 1996. In October 1995, the Board of Directors extended Mr. Bischoff's retention arrangement for four years such that Mr. Bischoff will receive $200,000 on the last day of February 1997, 1998, 1999 and 2000, provided he remains an employee in good standing of the Company at the time of each award. In extending this arrangement, however, the Board of Directors eliminated the trust requirement.

     In May 1993, Dr. Fred Schwettmann joined the Company as President and Chief Operating Officer. As part of Dr. Schwettmann's hiring package, Dr. Schwettmann received a hiring bonus of $75,000 and an option to purchase 200,000 shares of the Company's Common Stock. The option was granted at the fair market value of the Company's Common Stock on the date of grant, vesting as follows: 30,000 shares on the date of grant, 17,500 shares one year later, 42,500 shares two years later, 60,000 shares three years later, and 50,000 shares four years later. In addition, the Company guaranteed Dr. Schwettmann's first four quarterly bonuses, and guaranteed a minimum fiscal 1993 annual bonus of $44,000, payable 50% on the date of award, 25% one year later and the balance two years later; these bonuses have been paid.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1996, all Section 16 filing requirements were met.

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return as compared to the Standard and Poor's 500 Composite Index and the Hambrecht and Quist Computer Hardware Sector Index for the period October 18, 1991 (the date of the Company's initial public offering) through September 29, 1996. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard and Poor's 500 Composite Index and the stocks represented in the Hambrecht and Quist Computer Hardware Sector Index, respectively. Total return also assumes reinvestment of dividends; the Company has never paid dividends on its Common Stock.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.

                                                                             HAMBRECHT & QUIST
        Measurement Period               READ-RITE                            COMPUTER HARD-
      (Fiscal Year Covered)             CORPORATION          S & P 500             WARE
10/18/91                                           100                 100                 100
9/92                                               208                 110                  90
9/93                                                84                 124                  71
9/94                                               149                 128                  94
9/95                                               289                 167                 149
9/96                                               125                 200                 181

                                 PROPOSAL TWO:

             APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

     The Purchase Plan was adopted by the Board of Directors in January 1992 and approved by the stockholders in February 1993. Prior to the adoption of the amendment discussed below, a total of 1,000,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. In October 1996, the Board of Directors amended the Purchase Plan, subject to stockholder approval, to increase the shares reserved for issuance from 1,000,000 shares to 1,500,000 shares. The stockholders are being asked to approve this share increase at the Annual Meeting. The Board believes that increasing the number of shares available under the Purchase Plan will enable the Company to continue its policy of encouraging employee equity participation in the Company by enabling employees to purchase the Company's Common Stock at a discount from the market price through voluntary payroll deductions. The Board believes the continued opportunity for employee equity participation will promote the attraction, retention and motivation of employees.

PURCHASE PLAN ACTIVITY

     To date (without taking into account the proposed amendment to the Purchase
Plan), the Company has issued and sold an aggregate of 757,683 shares of Common Stock pursuant to the Purchase Plan and 242,317 shares of Common Stock are available for future issuance thereunder. Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Nonemployee directors are not eligible to participate in the Purchase Plan. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the Company's last fiscal year by each of the Named Executive Officers, all current executive officers as a group and all employees (excluding the executive officers) as a group:

                                                                                 NUMBER OF
                                                                   DOLLAR          SHARES
                               NAME                               VALUE(1)      PURCHASED(2)
    -----------------------------------------------------------  ----------     ------------
    Cyril J. Yansouni..........................................  $   13,013            694
    Fred Schwettmann...........................................      14,230            781
    Peter G. Bischoff..........................................          --             --
    Michael A. Klyszeiko.......................................          --             --
    Alan S. Lowe...............................................      13,013            694
    All executive officers as a group (9 persons)..............      74,221          4,125
    All other employees (excluding executive officers) as a
      group....................................................   4,289,089        252,249

---------------
(1) Represents the market value of the shares on the date of purchase. The purchase price paid by each participant in the Purchase Plan is 15% below the lower of market value on the (i) first day or (ii) last day of the applicable purchase period. See "Summary of Purchase Plan" below.

(2) Includes shares purchased for the six month periods ended March 31, 1996 and September 30, 1996.

SUMMARY OF PURCHASE PLAN

     The purpose of the Purchase Plan is to provide a convenient and practical means for employees of the Company and its subsidiaries to purchase the Company's Common Stock and a method by which the Company may assist and encourage its employees to become stockholders. The Purchase Plan is intended to be a permanent program but the Board of Directors may terminate the Purchase Plan at any time.

     The Purchase Plan is intended to qualify under Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and was originally implemented with a one-year offering period which commenced on April 1, 1992. Subsequent offering periods each have a six-month duration commencing on April 1 and October 1 of each year. The Purchase Plan is administered by the Committee. All individuals employed by the Company or its subsidiaries on the fifteenth day of the month prior to commencement of an offering period are eligible to participate if they are customarily employed by the Company for at least twenty hours per week and at least five months per year; provided, however, that individuals holding 5% or more of the Company's Common Stock (directly or upon the exercise of options) are not eligible to participate. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions not exceeding 10% of an employee's compensation (and not more than $25,000 in fair market value in any calendar year with such value being determined as of the first day of an offering period), at a price equal to 85% of the closing sale price for the Common Stock reported on the Nasdaq National Market at the beginning or at the end of each offering period, whichever is lower. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.

     In the event of a stock dividend, stock split or other change in capitalization affecting the Company's Common Stock, or in the event of any merger, sale or reorganization, appropriate adjustments will be made in the Purchase Plan's share reserve, the shares subject to purchase under each participant's purchase opportunity and the purchase price per share of Common Stock. In the event of a transfer of control of the

Company pursuant to a sale of stock, a merger or a sale of assets, the Board of Directors may provide that the purchase opportunities under the Purchase Plan shall become fully exercisable or arrange with the successor corporation for such corporation to assume the Company's rights and obligations under the Purchase Plan. All purchase opportunities shall terminate as of the date of the transfer of control to the extent that the purchase opportunity is neither exercisable nor assumed by the successor corporation.

     The Board of Directors may amend or terminate the Purchase Plan at any time, except that such termination cannot affect shares of Common Stock or purchase opportunities previously granted under the Purchase Plan, nor can any amendment be made without approval of the stockholders of the Company within twelve months of the date of the adoption of the amendment if the amendment would authorize the sale of more shares than are authorized under the Purchase Plan or would change the designation of the corporations whose employees may participate under the Purchase Plan.

UNITED STATES TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Code, under which no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon the sale or other disposition of shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     THE FOREGOING SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY IN CONNECTION WITH THE PURCHASE PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH PARTICIPANTS MAY RESIDE.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE PURCHASE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                                PROPOSAL THREE:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the 1997 fiscal year. This nomination is being presented to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS FOR FISCAL 1997 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.

                                          THE BOARD OF DIRECTORS

Milpitas, California
January 15, 1997

                              READ-RITE CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

              (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 22, 1996)

         1. Establishment of Plan. Read-Rite Corporation proposes to grant the opportunity to purchase the Company's Common Stock to employees of the Company and Subsidiaries (as hereinafter defined) pursuant to the Plan herein set forth. For purposes of this Plan, "Parent Corporation" and "Subsidiary" (collectively, "Subsidiaries") shall have the same meanings as, respectively, "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends that the Plan shall qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of such Section 423 shall have the same definition herein.

         2. Purposes and Share Reserve. The purpose of the Plan is to provide employees of the Company and Subsidiaries with a convenient means to acquire an equity interest in the Company, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, to provide an incentive for continued employment and to help such employees provide for their future financial security. The maximum number of shares of Common Stock which may be issued under the Plan shall be 1,500,000 shares of the Company's authorized but unissued Common Stock or Common Stock which are treasury shares. In the event that any purchase opportunity for any reason expires or is canceled or terminated, the shares of Common Stock allocable to the unexercised portion of such purchase opportunity may again be subjected to a purchase opportunity.

         3. Administration and Shareholder Approval. The Plan is administered by the Compensation Committee appointed by the Board of Directors of the Company. Subject to the provisions of the Plan and to the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of the Plan shall determined by the Compensation Committee, and its decisions shall be final and binding upon all participants. Members of the Compensation Committee shall be "disinterested persons", as defined in Rule 16b-3 or successor rule adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). Members of the Compensation Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board of Directors of the Company for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

         The Company shall indemnify and hold harmless any member of the Compensation Committee or any employee to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses, including attorney's fees, incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the bad faith, criminal acts, or willful misconduct of such persons or to the extent such indemnification is prohibited by law. The Company shall have the obligation to conduct the defense of such persons in any proceeding to which this provision applies. If any person covered by this indemnification clause determines that the defense of the Company is inadequate, that person shall be entitled to retain separate legal counsel for his/her defense and the Company shall be obligated to pay for all reasonable legal fees and other court costs incurred in the course of such defense unless a court of competent jurisdiction finds such person acted in bad faith or engaged in criminal acts or willful misconduct. The Company may satisfy this obligation in whole or in part through the purchase of a policy or policies of insurance, but no insurer shall have any rights against the Company arising out of this provision.

         Notwithstanding any other provision of the Plan to the contrary, any purchase opportunity granted pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the purchase opportunities and/or the shares of Common Stock and (ii) for a purchase opportunity granted after the date the Board of Directors of the Company has initially adopted or amended the Plan, obtaining any necessary shareholder approval of the Plan with respect to such initial adoption or amendment for such purchase opportunity to be treated as an option described in section 423 of the Code or the grant or exercise of such purchase opportunity to not be treated as a non-exempt "purchase" under Section 16(b) of the Securities Exchange Act of 1934, as amended.

         4. Eligibility. Any employee of the Company and Subsidiaries is eligible to participate in the Plan except the following:

                  (a) employees who are not employed by the Company or Subsidiaries on the 15th day of the month before the beginning of a Purchase Period, with respect to that Purchase Period;

                  (b) employees who are customarily employed for less than 20 hours a week;

                  (c) employees who are customarily employed for less than 5 months in a calendar year; and

                  (d) employees who own or hold options to purchase or who, as a result of participation in this plan, would own or hold options to purchase, 5% or more of the Company's Common Stock within the meaning of section 423(b)(3) of the Code.

         5. Offering Dates. The Plan is implemented by sequential offerings of six months duration (the "Purchase Period"); however, the first Purchase Period shall have a twelve month duration commencing on April 1, 1992 and ending on March 31, 1993. Subsequent Purchase Periods shall commence April 1 and October 1 of each year and end on September 30 and March 31, respectively, thereafter. The first day of each Purchase Period shall be the "Offering Date" and the last day of each Purchase Period shall be the "Purchase Date".

         Notwithstanding the foregoing, the Compensation Committee may establish a different term for one or more Purchase Periods and/or different commencing and/or ending dates for such Purchase Periods. In the event the first and/or last day of a Purchase Period is not a business day, the Company shall specify the business day that will be deemed the first or last day, as the case may be, of the Purchase Period.

         6. Participation in the Plan. Eligible employees become participants in the Plan on the first Offering Date after satisfying the eligibility requirements by delivering to the Company's or Subsidiary's (whichever employs such employee) payroll office (the "payroll office") not later than the 15th day of the month before such Offering Date a subscription agreement authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the payroll office by such date after becoming eligible to participate in the Plan shall not participate in the Plan for that Purchase Period or for any subsequent Purchase Period unless such employee subsequently enrolls in the Plan by filing the subscription agreement with the payroll office not later than the 15th day of the month preceding a subsequent Offering Date. Once an employee becomes a participant in the Plan, such employee will automatically participate in each successive offering until such time as such employee withdraws, or is withdrawn, from the Plan as set forth below, and is not required to file any additional subscription agreements for subsequent Purchase Periods in order to continue participation in the Plan.

         7. Grant of Purchase Opportunity on Enrollment. Enrollment by an eligible employee in the Plan with respect to a Purchase Period will constitute the grant (as of the Offering Date) by the Company to such employee an opportunity to purchase shares of Common Stock from the Company under the Plan. All participants granted a purchase opportunity under the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Re-enrollment by a participant in the Plan (but not merely an increase or decrease in the level of payroll withholding) will constitute the grant by the Company to the participant of a purchase opportunity on the first day of the Offering Period with respect to which such re-enrollment occurs. Any participant whose opportunity to purchase expires and who has not withdrawn from the Plan will automatically be reenrolled in the Plan and granted a new purchase opportunity on the first date of the next Offering Period.

         8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Purchase Period shall be eighty-five percent (85%) of the lesser of:

                  (a) The fair market value on the Offering Date; or

                  (b) The fair market value of the Common Stock on the Purchase Date. For purposes of the Plan, the term "fair market value" shall mean for the applicable date the closing price of a share of the Common Stock as reported on the NASDAQ National Market System or, if not so reported, as reported on such other stock exchange or market system on which the Common Stock is traded as determined by the Compensation Committee, or as otherwise determined by the Compensation Committee if shares of Common Stock are not so reported.

         9. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

                  (a) Payment for the purchase price of the shares of Common Stock is accumulated by regular payroll deductions made during each Purchase Period. The deductions are made as a percentage of the employee's base pay in one percent (1%) increments not to exceed 10%. Base pay (a) shall include all salaries, commissions, and advances paid against future commissions, before deduction for any contributions to any plan maintained by the Company and described in Section 401(k) or Section 125 of the Code, and (b) shall not include over-time, bonuses, annual awards, other incentive payments, shift premiums, long-term disability, worker's compensation or any other payments not specifically referenced in (a). Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Purchase Period unless sooner altered or terminated as provided in the Plan.

                  (b) A participant may lower (but not increase) the rate of payroll deductions during a Purchase Period by filing with the payroll office a new authorization for payroll deductions (which must be expressed as a whole percentage of the employee's base pay in one percent (1%) increments, including zero percent (0%)). A decrease in a participant's payroll deductions to zero percent (0%) during a Purchase Period shall not constitute the participant's withdrawal from such Purchase Period and the Plan unless the participant expressly elects such a withdrawal in writing in accordance with the requirements of Section 11 of the Plan. Such change in the rate of payroll deductions may be made at any time during a Purchase Period, but not more than one change may be made effective during any Purchase Period. A participant may increase or lower the rate of payroll deductions for any subsequent Purchase Period by filing with the payroll office a new authorization for payroll deductions not later than the 15th day of the month before the beginning of such Purchase Period.

                  (c) All payroll deductions made for a participant are credited to his/her account under the Plan and are deposited with the general funds of the Company; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

                  (d) On each Purchase Date, so long as the Plan remains in effect and provided that the participant has not terminated prior to a given Purchase Date, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Common Stock reserved to the extent permitted by the Plan. The purchase price per share shall be as specified in
Section 8 of the Plan. Any amount remaining in such participant's account representing any excess over the sum required to purchase whole shares shall be held for purchases on the next Purchase Date unless the remaining amount equals or exceeds the sum required to purchase one whole share of Common Stock at the end of the relevant Purchase Period, or the Plan has been oversubscribed, in which case such funds shall be returned to the member. No Common Stock shall be purchased on behalf of any employee whose participation in the Plan has terminated prior to the last day of a Purchase Period.

                  (e) Subject to the provisions of this Plan, as promptly as practical after the Purchase Date, the Company shall cause to be delivered to the participant, or the participant's agent, certificates representing the shares of Common Stock purchased by the participant. Delivery shall be deemed effective for all purposes when the Company's stock transfer agent deposits the stock certificates in the United States mail addressed to the participant, or the participant's agent, at the address specified by the participant. Prior to the date of issuance of a stock certificate for the shares of Common Stock being purchased, a participant shall have no rights as a shareholder of the Company by virtue of participation in the Plan.

                  (f) The Company may, from time to time, establish or change
(i) a minimum required withholding amount for participation in any Purchase Period, (ii) limitations on the frequency and/or number of changes in the amount withheld during a Purchase Period, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll withholding in excess of or less than the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of subscription agreements,
(v) the date(s) and manner by which the fair market value of the Common Stock is determined for purposes of the administration of the Plan, and/or (vi) such other limitations or procedures as deemed advisable by the Company in the Company's sole discretion which are consistent with the Plan, and Section 423 of the Code.

                  (g) Any portion of a participant's purchase opportunity remaining unexercised after the end of the Purchase Period to which it relates shall expire immediately upon the end of such Purchase Period.

         10. Limitation on Shares to be Purchased. No employee shall be entitled to purchase Common Stock under the Plan at a rate which exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in the Plan. If the number of shares to be purchased by all employees participating in the Plan exceeds the number of shares available in the Plan, the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practical and as the Compensation Committee shall determine to be equitable. Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this paragraph shall be returned to the participant at the end of the Purchase Period, unless insufficient to purchase a whole share of Common Stock as provided in Section 9(d) of the Plan, or at such other time as the Compensation Committee shall determine.

         11. Withdrawal. Each participant may withdraw from the Plan by signing and delivering to the payroll office notice on a form provided for such purpose. Such withdrawal may be elected at any time for a Purchase Period prior to the Purchase Date for that Purchase Period.

         Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn employee and his/her interest in the Plan shall terminate. In the event an employee voluntarily elects to withdraw from the Plan, he/she may not resume his/her participation in the Plan during the same Purchase Period, but he/she may participate in any succeeding Purchase Period under the Plan by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in the Plan.

         12. Termination of Employment. Termination of a participant's employment for any reason, including retirement, disability or death or the failure of a participant to remain an eligible employee, terminates his/her participation in the Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him/her or, in the case of his/her death, to his/her legal representative.

         13. Repayment of Payroll Deductions Without Interest. In the event an employee's interest in the Plan is terminated, or in the event the Plan is terminated by the Board of Directors of the Company, the Company shall promptly deliver to the employee the payroll deductions credited to his/her account. No interest shall accrue on the payroll deductions of a participant in the Plan.

         14. Capital Changes. In the event of changes in the Common Stock of the Company due to stock dividends, stock splits or other changes in capitalization, or in the event of any merger, sale or any other reorganization, appropriate adjustments will be made by the Company in the Plan's share reserve, the shares subject to purchase under a participant's purchase opportunity, and in the purchase price per share of Common Stock.

         15. Nonassignability. No rights or accumulated payroll deductions of an employee under the Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election by such employee to withdraw from the Plan.

         16. Reports. Individual accounts will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his/her account setting forth the total payroll deductions accumulated, the number of shares of Common Stock purchased and the remaining cash balance, if any, carried forward to the next Purchase Period or returned to the participant, as the case may be.

         17. No Obligation. Neither this Plan nor the grant of any opportunity to purchase hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee's employment.

         18. Headings. Headings have been provided for purposes of identification and organization only and shall not be treated as operative provisions of the Plan.

         19. Transfer of Control. A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the Company.

                  (a) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

                  (b) a merger in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; or

                  (c) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one (1) or more corporations where the shareholders of the Company before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

         In the event of a Transfer of Control, the Board of Directors of the Company in its sole discretion, shall either (i) provide that purchase opportunities granted under the Plan shall be fully exercisable to the extent of each participant's account balance for the Purchase Period as of a date prior to the Transfer of Control, as the Board so determines or (ii) arrange with the surviving, continuing, successor, or purchasing corporation, as the case may be, that such corporation assume the Company's rights and obligations under the Plan. All purchase opportunities shall terminate effective as of the date of the Transfer of Control to the extent that the purchase opportunity is neither exercised as of the date of the Transfer of Control nor assumed by the surviving, continuing, successor, or purchasing corporation, as the case may be.

         20. Restriction on Issuance or Transfer of Shares. The issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. A purchase opportunity may be not be exercised if the issuance of shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. In addition, no purchase opportunity may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the purchase opportunity be in effect with respect to the shares of Common Stock issuable upon exercise of the purchase opportunity, or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the purchase opportunity may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of the purchase opportunity, the Company may require the participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

         The Company may at any time place legends or other identifying symbols regarding any applicable federal and/or state securities restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Common Stock issued under the Plan. The participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired under the Plan in the possession of the participant in order to carry out these provisions.

         The Company, in its absolute discretion may impose such restrictions on the transferability of the shares of Common Stock purchased under the Plan as it deems appropriate and any such restriction may be set forth in the respective subscription agreement and may be referred to on the certificates evidencing such shares. The Company may require the employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of a purchase opportunity within two years from the date of granting such opportunity or one year from the date of exercise of such opportunity. The Company may direct that the certificates evidencing shares of Common Stock acquired under the Plan refer to such requirement to give prompt notice of disposition.

         21. Amendment or Termination of the Plan. This Plan shall continue until terminated by the Board of Directors of the Company or until all of the shares of Common Stock reserved for issuance under the Plan have been issued, whichever occurs first.

         The Board of Directors of the Company may at any time terminate the Plan, except that such termination cannot affect shares of Common Stock or purchase opportunities previously granted under the Plan, except as expressly permitted by the Plan. The Board of Directors or any officer as may be authorized by the Board of Directors from time to time may at any time amend the Plan, provided that no amendment makes any change in shares of Common Stock or purchase opportunities previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the shareholders of the Company within 12 months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the designation of corporations whose employees may be offered purchase opportunities under the Plan. In addition to the foregoing, approval of the Company's shareholders shall be sought for any amendment to the Plan for which the Board of Directors deems shareholder approval necessary in order to comply with Rule 16b-3.

         Notwithstanding any other provisions of the Plan to the contrary, in the event of an amendment to the Plan which affects the rights or privileges of purchase opportunities offered under the Plan, each participant with an outstanding purchase opportunity shall have the right to exercise such outstanding purchase opportunity on the effective date of the amendment and to participate in the Plan for the remaining term of such outstanding purchase opportunity pursuant to the terms and conditions of the Plan, as amended. If in accordance with the preceding sentence, a participant elects to exercise such outstanding purchase opportunity and to commence participation in the Plan, as amended on the effective date of such amendment, the participant shall be deemed to have received a new purchase opportunity on such effective date, and such effective date shall be deemed the Offering Date for such new purchase opportunity.

         IN WITNESS WHEREOF, the undersigned Secretary of Read-Rite Corporation, a Delaware corporation, hereby declares that the Read-Rite Corporation Employee Stock Purchase Plan was adopted by the Board of Directors of Read-Rite Corporation at its meeting on January 30, 1992, readopted at its meeting on November 16, 1992, amended at its meeting on December 19, 1994, and further amended at its meeting on October 22, 1996.

                                        /s/ Rex S. Jackson
                                        ----------------------------------------
                                            Rex S. Jackson
                                            Vice President, General Counsel and
                                            Secretary

PROXY


                             READ-RITE CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints CYRIL J. YANSOUNI and REX S. JACKSON, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Read-Rite Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's facility at 44100 Osgood Road, Fremont, California, on February 25, 1997, at 10:00 a.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified below or, if no specification is made, FOR the election of directors, FOR the proposal to amend the Company's Employee Stock Purchase Plan, FOR the appointment of Ernst & Young LLP, as independent auditors, and in accordance with their discretion on such other matters that may properly come before the meeting.

                THE DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM.

                  (Continued and to be signed on reverse side)



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Please mark your votes
as indicated in this
example  /X/


1. ELECTION OF DIRECTORS:

(Instruction: To withhold authority to vote for any individual nominee, strike that nominee's name below.)

                                                WITHHOLD
              FOR                               AUTHORITY
      all nominees listed                      to vote for
     (except as withheld)                    nominees listed
             /  /                                  /  /


Nominees:       Cyril J. Yansouni       Fred Schwettmann
                John G. Linvill         William J. Almon
                Michael L. Hackworth    Matthew J. O'Rourke


2. Proposal to amend the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares:

                FOR             AGAINST         ABSTAIN
               /  /              /  /            /  /

3. Proposal to ratify the appointment of Ernst & Young LLP, as independent auditors for the 1997 fiscal year:

                FOR             AGAINST         ABSTAIN
               /  /              /  /            /  /

I plan to attend the Meeting:    YES /  /       NO /  /


Signature(s)__________________________________________Dated:___________, 1997
(Signature(s) must be exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this Proxy.)

                              FOLD AND DETACH HERE